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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE (Unaudited)



The following table reconciles the numerators and denominators for the basic and diluted earnings per share calculations for the quarter ended March 31, 1998:



                                                      INCOME                        SHARES                PER SHARE
                                                    (NUMERATOR)                 (DENOMINATOR)              AMOUNT
                                                   -------------                -------------             ---------
Net income                                         $ 3,525,502
Less: Preferred stock dividend requirement            (161,724)

Weighted average common shares outstanding                                       5,791,600
                                                   ---------------------------------------

Income available to common shareholders            $ 3,363,778                   5,791,600

   Basic earnings per share                                                                               $    0.58
                                                                                                          =========

Dilutive effect of stock options                                                   182,652
                                                   ---------------------------------------

Income available to common shareholders
   plus assumed conversions                        $ 3,363,778                   5,974,252


   Diluted earnings per share                                                                             $    0.56
                                                                                                          =========
